Exhibit 4.35

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of November 7, 2019 (this “Supplemental Indenture”), is by and among Allergan Finance, LLC, a Nevada limited liability company (the “Company”), Allergan plc, an Irish public limited company (“Allergan”), and Warner Chilcott Limited, a Bermuda exempted company (“Warner Chilcott” and, together with Allergan, the “Guarantors”), each an indirect parent of the Company, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee have previously executed and delivered an indenture, dated August 24, 2009 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture (as defined below);

WHEREAS, the Company and the Trustee have previously executed and delivered a third supplemental indenture, dated October 2, 2012 (the “Third Supplemental Indenture”), providing for the issuance of the Company’s 3.250% Senior Notes due 2022 and 4.625% Senior Notes due 2042 (collectively, the “Notes”);

WHEREAS, the Company, Allergan and the Trustee have previously executed and delivered a fourth supplemental indenture, dated October 1, 2013 (the “Fourth Supplemental Indenture”), providing for the guarantee of the Notes by Allergan;

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered a fifth supplemental indenture, dated April 16, 2015 (the “Fifth Supplemental Indenture” and, together with the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Existing Supplemental Indentures,” and the Base Indenture as amended, supplemented or otherwise modified by the Existing Supplemental Indentures, the “Indenture”), providing for the guarantee of the Notes by Warner Chilcott;

WHEREAS, Allergan has entered into a definitive transaction agreement, dated June 25, 2019, by and among Allergan, AbbVie Inc., a Delaware corporation (“AbbVie”), and Venice Subsidiary LLC, a wholly-owned subsidiary of AbbVie (“Acquirer Sub”), as amended from time to time, which provides, among other things, that (i) on the terms and subject to the conditions set forth therein, Acquirer Sub will acquire Allergan pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Act”) and a capital reduction under Sections 84 to 86 of the Act (the “Acquisition”), and (ii) as a result of the Scheme, Allergan will become a wholly-owned subsidiary of AbbVie;

WHEREAS, in connection with the Acquisition, AbbVie has issued an Offering Memorandum and Consent Solicitation Statement, dated October 25, 2019 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which AbbVie has offered to exchange (the “Exchange Offers”) any and all outstanding Notes of each series for notes issued by AbbVie, and AbbVie (on behalf of the Company) has solicited (the “Consent Solicitations”) the Holders of the Notes of each series to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 902 of the Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Consents”), by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purposes described therein;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, and in accordance with the Consent Solicitations, as of 5:00 p.m., New York City time, on November 7, 2019, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents which constitute an Act of Holders of the Notes of each series for the Notes of such series to enter into this Supplemental Indenture to effect the Amendments under the Indenture;

WHEREAS, the Company, the Guarantors and the Trustee intend that this Supplemental Indenture shall not prevent the Notes from being treated as “grandfathered obligations” (within the meaning of Treasury Regulations Sections 1.1471-2(b)(2)); and

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Guarantors in the execution of this Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the Company’s execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes of each series as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1Amendments to the Indenture.

The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provisions of the Indenture with respect to each series of Notes, provided that the section or article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

•	Section 704. Reports by Company;
•	Article 8. Consolidation, Merger, Conveyance, Transfer or Lease;
•	Section 1004. Statement by Officers as to Default;
•	Section 1005. Existence;
•	Section 1006. Maintenance of Properties;
•	Section 1007. Payment of Taxes and Other Claims;
•	Section 1009. Calculation of Original Issue Discount;
•	Section 1010. Limitation on Liens; and

•	Section 1011. Limitation on Sale and Leaseback Transactions.

The following provision of the Third Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provision of the Third Supplemental Indenture with respect to each series of Notes, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto:

•	Section 3.05. Repurchase of Notes upon a Change of Control.

The following provision of the Fourth Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provision of the Fourth Supplemental Indenture with respect to each series of Notes, provided that the article number will remain and the word “[reserved]” shall replace the title thereto:

•	Article 3. Guarantee.

The following provision of the Fifth Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provision of the Fifth Supplemental Indenture with respect to each series of Notes, provided that the article number will remain and the word “[reserved]” shall replace the title thereto:

•	Article 3. Guarantee.

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a default (as defined in the Indenture) or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to each series of Notes.

Subsections 501(3)-(7) (inclusive) and subsection 501(10) under Section 501. Events of Default of the Indenture shall be deleted in their entirety with respect to each series of Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto. Subsection 501(9) under Section 501. Events of Default shall be amended by replacing the words “Sections 3.04 or 3.05” with the words “Section 3.04” with respect to each series of Notes.

All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby shall be deleted in their entirety with respect to each series of Notes, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 2.1Certain Terms Defined in the Indenture.For purposes of this Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

Section 2.2Conflict with Trust Indenture Act.If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.3New York Law to Govern.This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).

Section 2.4Counterparts.This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.5Separability Clause.In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6Ratification.The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed and shall be read, taken and construed as one and the same instrument.

Section 2.7Trustee’s Disclaimer.The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.8Effectiveness; Termination.This Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder of the Notes of each series heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the consummation of the Exchange Offers and Consent Solicitations in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including the condition that the Acquisition shall have been consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLERGAN FINANCE, LLC, as the Company

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: President

ALLERGAN PLC, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Executive Vice President and Chief Legal Officer

WARNER CHILCOTT LIMITED, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Secretary

[Signature Page to Sixth Supplemental Indenture to 2009 Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes Title: Vice President

[Signature Page to Sixth Supplemental Indenture to 2009 Indenture]